Exhibit 99.1

News Release

CONTACT: Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Third Quarter 2021 Results, Including a 400 Basis Point Year-

Over-Year Increase in Home Closings Gross Margin to 21.2 Percent

SCOTTSDALE, Ariz., Oct. 27, 2021 — Taylor Morrison Home Corporation (NYSE: TMHC), the nation’s fifth largest homebuilder, announced results for the third quarter ended Sept. 30, 2021. Reported net income of $168 million, or $1.34 per diluted share, compared to $115 million, or $0.87 per diluted share, in the third quarter of 2020.

The Company’s third quarter included the following results, as compared to the prior-year quarter:

•	Home closings gross margin increased 400 basis points to 21.2 percent.

•	Backlog increased 32 percent to 10,273 sold homes with a sales value of $6.1 billion, up 63 percent.

•	Controlled lots as a percentage of total lot supply increased approximately 700 basis points to 36 percent.

•	Homebuilding lot supply increased 15 percent to approximately 78,000 total lots owned and controlled.

•	The Company repurchased 3.3 million shares outstanding for $92 million.

“In the third quarter, our teams delivered a strong quarter that met or exceeded our expectations across each of our key operating metrics as we successfully navigated the intense supply-side challenges facing our industry to close 3,327 homes, which was within our prior guidance range, at a significantly better-than-anticipated home closings gross margin of 21.2 percent. This strong performance reflects the acquisition synergies and production efficiencies that we have indicated would begin to materialize at this stage of our strategic journey,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“Looking ahead, we expect the positive momentum to continue based on our confidence in further synergy realization, operational enhancements and the strength of our sold backlog. As a result, we now expect home closings gross margins in the low-20 percent range this year and in excess of 22 percent in 2022. However, due to the unprecedented industry-wide material and labor bottlenecks that have intensified in recent months and are unlikely to abate in the foreseeable future, we are adjusting our full-year home closings guidance to around 14,000 homes to reflect timing delays that have pushed some closings into early 2022,” said Palmer.

“Despite these delays, our conviction in our fundamental outlook has only strengthened as we execute on our strategic priorities, including product refinement, process streamlining and asset-lighter land investments. Combined with broad-based market tailwinds, this focus on operational excellence and capital efficiency is expected to drive our return on equity to new Company records in the high-teens range this year, followed by additional improvement to over 20 percent in 2022.”

“From a demand perspective, the market remained favorable with solid activity across our consumer groups and geographies that drove a healthy monthly absorption pace of 3.3 net sales orders per community. In addition, I am pleased that we continued to lead the digitization of homebuying and recently expanded our industry-leading suite of virtual sales capabilities with the launch of a first-of-its-kind digital community. In lieu of a traditional on-site sales team, this community empowers our homebuyers to complete their home shopping experience exclusively with our end-to-end virtual homebuying tools, including technology-guided model home tours and online home reservations. With an overwhelmingly positive customer response since the community’s launch, we are looking forward to continuing to expand this next chapter of our virtual evolution to leverage our consumer-centric technologies, which drive higher conversions and lower broker participation rates than our company average, for a more cost-effective sales strategy,” said Palmer.

“Complementing our strong operational performance, we made further progress in enhancing our capital efficiency to improve our balance sheet and cash flow optimization, including meaningful utilization of the new land financing vehicles announced last quarter that expanded our ability to cost-effectively invest in our core business for profitable growth. We remain on track to drive our net debt-to-capital ratio to the low-30 percent range by year end followed by a further reduction to below 30 percent in 2022 while also continuing to opportunistically return excess capital to our shareholders through share repurchases,” said Dave Cone, Executive Vice President and Chief Financial Officer.

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless otherwise indicated.)

Homebuilding

•	Net sales orders totaled 3,372 while monthly absorption pace was 3.3 net sales orders per community per month as the Company continued to align sales releases with production capacity.

•

Average sales order price increased 31 percent to $641,000, driven by a continuation of broad-based healthy demand and a favorable mix impact from a 700 basis point increase in the share of sales in the 55-plus active lifestyle segment, which typically generates higher lot premiums and design center spend compared to entry-level and move-up consumer groups.

•	Home closings of 3,327 were within the prior guidance range despite intensified supply-side delays.

•	Home closings revenue increased eight percent to $1.8 billion, driven by a 13 percent increase in average sales price to approximately $533,000.

•

Home closings gross margin increased 400 basis points year over year and 210 basis points sequentially to 21.2 percent, reflecting the realization of acquisition synergies, operational enhancements and pricing power that more than offset inflationary cost pressures. This was ahead of prior guidance due primarily to stronger-than-expected pricing and volume of inventory homes sold and closed during the quarter.

•	SG&A as a percentage of home closings revenue was 9.5 percent, down 70 basis points sequentially.

•	Backlog at quarter end was 10,273 sold homes, up 32 percent, with a sales value of $6.1 billion, up 63 percent.

Land Portfolio

•	The Company invested $478 million in land acquisition and development.

•	Total homebuilding lot supply equaled approximately 78,000 owned and controlled homesites, up 15 percent.

•	Controlled lots as a percentage of total supply was 36 percent, up from 29 percent in the prior-year quarter.

•	Based on trailing twelve-month home closings, the lot position represented 4.0 years of owned supply and 6.2 years of total supply.

Financial Services

•	Mortgage capture was stable year over year at 83 percent.

Balance Sheet

•

At quarter end, total available liquidity equaled approximately $1.1 billion, including $373 million of unrestricted cash and $722 million of undrawn capacity on the Company’s corporate revolving credit facilities.

•

Net homebuilding debt-to-capital equaled 41.1 percent. The Company continues to anticipate its net debt-to-capital ratio to decline to the low-30 percent range by the end of 2021 followed by further deleveraging in 2022.

•

The Company repurchased 3.3 million of its outstanding shares for $92 million, bringing the year-to-date total to 8.6 million outstanding shares, or approximately seven percent, for $237 million. At quarter end, the Company had $100 million remaining on its share repurchase authorization.

Business Outlook

Fourth Quarter 2021

•	Average active community count is expected to be in line with the third quarter

•	Home closings are expected to be approximately 4,600

•	GAAP home closings gross margin is expected to be approximately 21 percent

•	Effective tax rate is expected to be approximately 23.0 percent

•	Diluted share count is expected to be approximately 125 million

Full Year 2021

•	Average active community count is expected to be approximately 335 to 340

•	Home closings are expected to be approximately 14,000

•	GAAP home closings gross margin is expected to be in the low-20 percent range

•	SG&A as a percentage of home closings revenue is expected to be in the mid-nine percent range

•	Effective tax rate is expected to be approximately 23.0 percent

•	Diluted share count is expected to be approximately 128 million

•	Land and development spend is expected to be approximately $2.0 billion

Quarterly Financial Comparison

($ in thousands)	Q3 2021	Q3 2020	Q3 2021 vs. Q3 2020
Total Revenue	$1,858,751	$1,699,434	9.4%
Home Closings Revenue	$1,772,495	$1,640,584	8.0%
Home Closings Gross Margin	$375,176	$282,388	32.9%
	21.2%	17.2%	400 bps increase
SG&A	$167,610	$147,167	13.9%
% of Home Closings Revenue	9.5%	9.0%	50 bps deleverage

Earnings Webcast

A public webcast to discuss the third quarter 2021 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1 (855) 470-8731 and the passcode is 5489466. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is the nation’s fifth largest homebuilder and developer. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and 55-plus active lifestyle homebuyers under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Christopher Todd Communities built by Taylor Morrison. From 2016-2021, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities and our team is highlighted in our latest annual Environmental, Social and Governance (ESG) Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the scale and scope of the COVID-19 (coronavirus) outbreak and resulting pandemic; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Home closings revenue, net	$1,772,495	$1,640,584	$4,780,304	$4,376,218
Land closings revenue	42,228	6,756	79,174	40,241
Financial services revenue	38,046	47,451	119,503	115,787
Amenity and other revenue	5,982	4,643	16,862	39,572

Total revenues	1,858,751	1,699,434	4,995,843	4,571,818
Cost of home closings	1,397,319	1,358,196	3,838,602	3,672,923
Cost of land closings	36,439	5,217	68,604	42,636
Financial services expenses	26,202	22,207	76,136	65,650
Amenity and other expense	6,341	4,125	16,907	38,986

Total cost of revenues	1,466,301	1,389,745	4,000,249	3,820,195
Gross margin	392,450	309,689	995,594	751,623
Sales, commissions and other marketing costs	97,185	102,015	280,697	282,380
General and administrative expenses	70,425	45,152	201,975	146,790
Equity in income of unconsolidated entities	(1,482)	(2,957)	(9,269)	(8,878)
Interest expense/(income), net	710	(347)	594	(1,244)
Other expense, net	47	1,830	1,067	7,424
Transaction expenses	—	4,791	—	109,877
Loss on extinguishment of debt, net	—	10,247	—	10,247

Income before income taxes	225,565	148,958	520,530	205,027
Income tax provision	53,098	33,759	120,865	52,162

Net income before allocation to non-controlling interests	172,467	115,199	399,665	152,865
Net income attributable to non-controlling interests—joint ventures	(4,333)	(422)	(9,363)	(3,845)

Net income available to Taylor Morrison Home Corporation	$168,134	$114,777	$390,302	$149,020

Earnings per common share
Basic	$1.35	$0.88	$3.07	$1.17
Diluted	$1.34	$0.87	$3.02	$1.16
Weighted average number of shares of common stock:
Basic	124,378	129,775	127,217	127,113
Diluted	125,770	131,433	129,043	128,081

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	Sept. 30, 2021	Dec. 31, 2020
Assets
Cash and cash equivalents	$373,407	$532,843
Restricted cash	1,578	1,266

Total cash, cash equivalents, and restricted cash	374,985	534,109
Owned inventory	5,845,767	5,209,653
Consolidated real estate not owned	58,429	122,773

Total real estate inventory	5,904,196	5,332,426
Land deposits	163,730	125,625
Mortgage loans held for sale	286,006	201,177
Derivative assets	3,638	5,294
Lease right of use assets	71,261	73,222
Prepaid expenses and other assets, net	277,768	242,744
Other receivables, net	127,947	96,241
Investments in unconsolidated entities	145,780	127,955
Deferred tax assets, net	238,078	238,078
Property and equipment, net	146,463	97,927
Goodwill	663,197	663,197

Total assets	$8,403,049	$7,737,995

Liabilities
Accounts payable	$210,920	$215,047
Accrued expenses and other liabilities	488,516	430,067
Lease liabilities	81,642	83,240
Income taxes payable	36,395	12,841
Customer deposits	520,547	311,257
Estimated development liability	39,135	40,625
Senior notes, net	2,452,333	2,452,365
Loans payable and other borrowings	406,859	348,741
Revolving credit facility borrowings	126,692	—
Mortgage warehouse borrowings	235,685	127,289
Liabilities attributable to consolidated real estate not owned	58,429	122,773

Total liabilities	$4,657,153	$4,144,245
Stockholders’ Equity
Total stockholders’ equity	3,745,896	3,593,750

Total liabilities and stockholders’ equity	$8,403,049	$7,737,995

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	1,167	1,216	(4.0)%	$554,995	$499,212	11.2%	$476	$411	15.8%
Central	764	913	(16.3)	398,762	423,642	(5.9)	522	464	12.5
West	1,396	1,340	4.2	818,738	717,730	14.1	586	536	9.3

Total	3,327	3,469	(4.1)%	$1,772,495	$1,640,584	8.0%	$533	$473	12.7%

	Nine Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	3,464	3,298	5.0%	$1,564,206	$1,362,082	14.8%	$452	$413	9.4%
Central	2,246	2,791	(19.5)	1,101,681	1,270,215	(13.3)	491	455	7.9
West	3,706	3,353	10.5	2,114,417	1,743,921	21.2	571	520	9.8

Total	9,416	9,442	(0.3)%	$4,780,304	$4,376,218	9.2%	$508	$463	9.7%

Net Sales Orders:

	Three Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	1,279	1,548	(17.4)%	$742,449	$682,744	8.7%	$580	$441	31.5%
Central	921	1,133	(18.7)	577,477	537,265	7.5	627	474	32.3
West	1,172	1,744	(32.8)	840,963	946,439	(11.1)	718	543	32.2

Total	3,372	4,425	(23.8)%	$2,160,889	$2,166,448	(0.3)%	$641	$490	30.8%

	Nine Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	4,358	4,085	6.7%	$2,334,431	$1,728,989	35.0%	$536	$423	26.7%
Central	2,843	3,042	(6.5)	1,661,934	1,398,896	18.8	585	460	27.2
West	4,085	4,217	(3.1)	2,680,460	2,221,838	20.6	656	527	24.5

Total	11,286	11,344	(0.5)%	$6,676,825	$5,349,723	24.8%	$592	$472	25.4%

Sales Order Backlog:

	As of September 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	3,729	2,603	43.3%	$2,090,661	$1,158,391	80.5%	$561	$445	26.1%
Central	2,995	2,331	28.5	1,760,401	1,119,626	57.2	588	480	22.5
West	3,549	2,827	25.5	2,272,904	1,474,011	54.2	640	521	22.8

Total	10,273	7,761	32.4%	$6,123,966	$3,752,028	63.2%	$596	$483	23.4%

Average Active Selling Communities:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
East	136	145	(6.2)%	131	146	(10.3)%
Central	98	122	(19.7)	100	130	(23.1)
West	104	126	(17.5)	106	116	(8.6)

Total	338	393	(14.0)%	337	392	(14.0)%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information in this press release relating to: (i) adjusted income before income taxes and related margin, (ii) EBITDA and adjusted EBITDA, (iii) adjusted net income and adjusted earnings per share and (iv) net homebuilding debt to capitalization ratio.

Adjusted income before income taxes (and related margin) is a non-GAAP financial measure that reflects our income before income taxes excluding the impact of transaction expenses and loss on extinguishment of debt. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, transaction expenses and loss on extinguishment of debt. Adjusted net income and adjusted earnings per share are non-GAAP financial measures that reflect the net income available to the Company excluding the impact of transaction expenses, loss on extinguishment of debt and the tax impact due to such items. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance premiums, net, and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Beginning with the third quarter of fiscal 2021, we are no longer excluding purchase accounting adjustments from these non-GAAP financial measures, and prior period measures have been recast to exclude this adjustment.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. A reconciliation of our forward-looking net homebuilding debt to capitalization ratio to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted income before income taxes and related margin, adjusted net income and adjusted earnings per share, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended September 30,
($ in thousands, except per share data)	2021	2020
Net income available to TMHC	$168,134	$114,777
Transaction expenses	—	4,791
Loss on extinguishment of debt, net	—	10,247
Tax impact due to above non-GAAP reconciling items	—	(3,764)

Adjusted net income	$168,134	$126,051

Basic weighted average shares	124,378	129,775
Adjusted earnings per common share—Basic	$1.35	$0.97
Diluted weighted average shares	125,770	131,433
Adjusted earnings per common share—Diluted	$1.34	$0.96

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended September 30,
($ in thousands)	2021	2020
Income before income taxes	$225,565	$148,958
Transaction expenses	—	4,791
Loss on extinguishment of debt, net	—	10,247

Adjusted income before income taxes	$225,565	$163,996

Total revenues	$1,858,751	$1,699,434
Income before income taxes margin	12.1%	8.8%
Adjusted income before income taxes margin	12.1%	9.7%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
($ in thousands)	2021	2020
Net income before allocation to non-controlling interests	$172,467	$115,199
Interest expense/(income), net	710	(347)
Amortization of capitalized interest	37,951	34,321
Income tax provision	53,098	33,759
Depreciation and amortization	2,164	1,714

EBITDA	$266,390	$184,646
Non-cash compensation expense	4,793	5,272
Transaction expenses	—	4,791
Loss on extinguishment of debt, net	—	10,247

Adjusted EBITDA	$271,183	$204,956

Total revenues	$1,858,751	$1,699,434
Net income before allocation to non-controlling interests as a percentage of total revenues	9.3%	6.8%
EBITDA as a percentage of total revenues	14.3%	10.9%
Adjusted EBITDA as a percentage of total revenues	14.6%	12.1%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

($ in thousands)	As of Sept. 30, 2021	As of June 30, 2021
Total debt	$3,221,569	$3,082,648
Less unamortized debt issuance premiums, net	2,333	2,344
Less mortgage warehouse borrowings	235,685	215,230

Total homebuilding debt	$2,983,551	$2,865,074
Less cash and cash equivalents	373,407	366,267

Net homebuilding debt	$2,610,144	$2,498,807
Total equity	3,745,896	3,668,849

Total capitalization	$6,356,040	$6,167,656

Net homebuilding debt to capitalization ratio	41.1%	40.5%